Exhibit 3

Form of HealthTronics, Inc.

Non-Statutory Employee Stock Option Agreement

THIS AGREEMENT, is made and entered into to be effective as of the        day of                  20     (the “Grant Date”), by and between HealthTronics, Inc. (the “Company”), a corporation organized under the laws of Georgia and                      (the “Optionee”).

WHEREAS, the Company desires to further the business objectives of the Company by affording the Optionee an opportunity to acquire shares of its common stock (the “Common Stock”) by making this grant of stock options under the HealthTronics, Inc. Stock Option Plan (the “Plan”), which grant is intended to provide additional financial incentive to the Optionee and to intensify the Optionee’s interest in the success of the Company, as well as reward Optionee’s contribution to the Company’s performance.

NOW, THEREFORE, the parties, in consideration of the mutual covenants herein set forth, agree as follows:

1. The Option. Upon the terms and subject to the conditions of this Agreement, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase                  shares of its Common Stock (the “Shares”).

2. Option Exercise Price. The option exercise price of the Shares shall be $             per share and shall be paid in cash or any other form acceptable to the Board.

3. Vesting. The Option granted pursuant to this Agreement shall vest (become exercisable) as long as the Optionee is working for the Company pursuant to the following schedule:

[Vesting schedule]

For purposes of vesting, the Optionee must be continuously employed by HealthTronics, Inc. from the Grant Date until the date of vesting. If the Optionee’s employment with the Company terminates, unvested Options will be immediately forfeited. Provided, however, in the event of any reorganization, reclassification, consolidation, merger or sale, in which the Company is not the survivor, all outstanding options shall vest immediately upon the effect date of the reorganization, reclassification, consolidation, merger or sale.

4. Duration of the Option. Subject to the terms of Paragraph 5, any vested portion of the Option may be exercised at any time during the period between its vesting date and the close of the business day coinciding with, or immediately following, the tenth anniversary of the Grant Date. Any portion of the Option that is unexercised after such time shall expire as of that date.

5. Exercise of Options.

(a) Except as provided in subparagraphs (b) and (c) below, the Optionee may exercise any vested portion of the Option any time prior to the expiration of the Option as long as the Optionee is an active employee of the Company.

(b) In the event that the active employment of the Optionee terminates (other than by reason of death), any vested portion of the Option may be exercised at any time within three (3) months after such termination, unless otherwise determined by the Board of Directors.

(c) Subject to the provisions of Paragraph 4, in the event of the Optionee’s death while the Optionee is an active employee of the Company or within three (3) months after the termination of the Optionee’s employment, any vested portion of the Option may be exercised at any time within twelve (12) months after the date of death by the executors or administrators of the estate of the Optionee or by any person who shall have acquired the Option from the Optionee by bequest or inheritance.

6. Manner of Exercise. Subject to the terms and conditions hereof, the Option may be exercised by giving written notice to the Company, attention of the Chief Financial Officer, which notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, and by tendering payment in full of the Option Price of said Shares. In addition, the Company shall have the right to require a cash payment upon the exercise of the Option in connection with any obligation of the Company to withhold taxes.

7. Adjustment Upon Changes in Capitalization.

(a) If at any time or from time to time after the date of this Agreement, the Company shall increase or decrease the outstanding shares of Common Stock by way of stock dividend, stock split, or combination of shares of Common Stock, the per share Option price shall be adjusted, or further adjusted, as of the close of business on the record date for such transaction, to a price (rounded down to the nearest cent) determined by dividing (i) an amount equal to the number of shares of Common Stock outstanding immediately prior to such transaction multiplied by the per share Option price in effect immediately prior to such transaction by (ii) the total number of shares of Common Stock outstanding immediately after such transaction. Upon any adjustment in the per share Option price, the Optionee shall thereafter be entitled to purchase at the per share Option price resulting from such adjustment, the number of Shares obtained by multiplying the per share Option price in effect immediately prior to such adjustment by the number of Shares that could have been purchased pursuant to such Option immediately prior to such adjustment and dividing the product thereof by the per share Option price resulting from such adjustment. Notice of any such adjustment shall be mailed promptly to the Optionee.

(b) If the Company is consolidated with or merged with or into another corporation (whether or not the Company shall be the surviving entity), or sells all or substantially all of its assets as part of a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or reclassifies or reorganizes its capital structure (except by means of a stock dividend, split, or combination covered by Section 7(a) hereof), the number of Shares subject to Option shall be increased or decreased to reflect the number of Shares to which the Optionee would have been entitled to receive in connection with such transaction if the Shares had been issued and held by Optionee on the record date for such transaction. Notice of such consolidation, merger, sale, reclassification, or reorganization and of said provisions proposed to be made shall be mailed to the Optionee not less than (30) days prior to such record date. As a condition to any reorganization, reclassification, consolidation, merger or sale, in which the Company is not the survivor, the Company or any successor, surviving or purchasing corporation, as the case may be, shall agree that it is bound by this Option, that it will satisfy all of the obligations of the Company hereunder and that the Optionee shall have the right, upon exercise of this Option, on the terms and conditions hereof, to receive the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a shareholder of the number of Shares issuable upon exercise of this Option immediately prior to such reorganization, reclassification, consolidation, merger or sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7; provided, however, that Optionee shall be required to exercise all such options within 24 months from the date of such reorganization, reclassification, consolidation, merger, or sale.

8. No Rights as a Shareholder. The Optionee shall have none of the rights of a shareholder of the Company with respect to any Shares until such Shares are issued to him upon the exercise of the Option.

9. No Employment Rights. Nothing in this Option shall confer on the Optionee any right to continue in the active employment of the Company or interfere in any way with the right of the Company at any time to terminate or modify the terms or conditions of such service.

10. Transferability. The Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or by gift to the following family members or related parties: any 501(c)(3) charitable organization, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests, and the Option may be exercised during the Optionee’s lifetime only by the Optionee or the Optionee’s guardian, legal representative or other persons or entities described in the preceding sentence. Without limiting the generality of the foregoing, the Option may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or by the levy of any attachment or similar process upon the Option, shall be void and of no force or effect. Notwithstanding the foregoing, to the extent that the Option must be pledged by the Optionee to finance the acquisition of the shares upon exercise, the Option may be pledged for such purpose.

11. Rule 16b-3. This Option shall be limited and construed in such respects as may be necessary in order that it will receive the full benefit of the exemption from liability provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if applicable, or any successor rule or regulation to the extent applicable.

12. Governing Law. This Option shall be construed under the substantive laws and procedural provisions of the State of Georgia.

13. Plan Terms. The terms of the Plan, pursuant to which this Agreement is made, are incorporated herein by reference and expressly made a part of this Agreement. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Optionee has accepted the Option, subject to the terms and conditions herein set forth, as of the date first written above.

HealthTronics, Inc.

(seal)

OPTIONEE

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